Exhibit 10.1
RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (the “Agreement”), effective as of May 24, 2010, is entered into by and between Technology Research Corporation, a Florida corporation having its principal offices located at 5250 140th Avenue North, Clearwater, Florida 33760 (the “Company”) and  Raymond B. Wood, whose address is 1760 Allens Creek Drive, Clearwater, Florida 33764 (the “Executive”).

BACKGROUND INFORMATION

Executive, a founder of the Company, has served as a member of the Company’s Board of Directors and as Senior Vice President and Director of Government Operations and Marketing since the Company’s inception in 1981.  The Company and Executive have agreed that Executive will retire and resign his position as a senior executive officer effective as of August 5, 2010 and the parties hereto have agreed that Executive will thereafter provide services to the Company as a consultant from August 5, 2010 through August 4, 2012.  The parties have also agreed that Executive will continue to serve as a member of the Company’s Board of Directors until the Company holds its 2010 annual meeting of stockholders.  Accordingly, the parties wish to enter into this Agreement to set forth the terms and conditions related to Executive’s retirement, as well as the consulting services to be provided following such retirement.  In consideration of the agreements and mutual promises contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged.  The parties agree as follows:

OPERATIVE PROVISIONS

1. Executive Retirement.  Executive agrees that the effective date of his retirement as a senior executive officer of the Company will be August 5, 2010 (the “Retirement Date”).  Effective as of the Retirement Date, Executive shall be deemed to have resigned his employment and his positions with the Company as Senior Vice President and Director of Government Operations and Marketing.  Executive will continue to serve as a member of the Company’s Board of Directors until the date of the Company’s 2010 annual stockholders’ meeting, presently expected to be held on August 5, 2010.  Commencing on the Retirement Date, Executive shall serve as an independent consultant to the Company on the terms set forth in this Agreement.  For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Executive’s termination of employment on the Retirement Date will constitute a “separation from service” within the meaning of Section 409A (as defined in Section 8b of this Agreement).

2. Retirement Related Agreements.  In consideration of the payment of compensation, providing benefits and making adjustments to outstanding equity awards to which Executive is not currently entitled or that are not required to be provided by law, subject to Executive signing a general release of claims in the form related hereto as Exhibit “A” (the “Release”), the parties hereto agree that:

a. On the Retirement Date, the Company shall pay Executive his unpaid base salary through the Retirement Date plus any accrued and unused vacation pay benefits provided under the Company’s employment policies. In addition, the Company agrees to reimburse Executive for any business expenses incurred prior to the Retirement date in accordance with Company’s policies.

b. As of the Retirement Date, Executive has been granted stock options and restricted stock awards, as more particularly described in Exhibit “B” hereto.  The parties hereto acknowledge and agree that all unvested stock options to purchase Company common stock held as of the Retirement Date will vest immediately and become exercisable in full and will remain exercisable by Executive for the period referenced in the applicable stock option agreement.  In addition, the parties agree that all restricted stock awards granted to Executive that are listed on Exhibit B hereto and not otherwise forfeitable will vest immediately on the Retirement Date.

3. Fiscal Year 2011 and 2012 Bonus.  Executive shall remain eligible to receive a bonus in an amount not to exceed $50,000 for the twelve month periods ending August 4, 2011 and 2012 pursuant to certain target and performance metrics established by the Company’s Chief Executive Officer.  The parties further agree that any bonus payment, if awarded, shall be paid in accordance with the terms of applicable incentive arrangements and targets, as determined by the Company’s Chief Executive Officer.

4. Consulting Services.  During the period commencing on the Retirement Date and ending two years later on August 4, 2012, unless sooner terminated as herein provided (the “Consulting Period”), Executive shall provide consulting services to the Company with respect to strategic, operational and marketing matters regarding the Company’s government operations and military related products, as reasonably requested by the Company’s Chief Executive Officer.  Such services may consist of any matters of concern to the Company’s Chief Executive Officer; provided that the Company will take into consideration Executive’s other business and personal commitments that may arise during the Consulting Period.  Although Executive shall not be required to devote a minimum number of hours in performing his duties under this Agreement, the parties hereto acknowledge that the services provided by Executive shall be performed during the Company’s normal business hours.  In no event shall be the number of hours rendered or performed by Executive exceed the maximum number of hours Executive may provide to the Company without impairing the separation from service which will result from Executive’s retirement from the Company.

5. Duties.  During the Consulting Period, whether the initial term or successor term, the Executive shall provide consulting services to the Company as requested by the Company’s Chief Executive Officer under Section 4 above.  Such duties shall include, but not be limited to:

a. representing the Company’s interests in promoting, marketing and carrying out the Company’s business plan for its products and operations;

b. furnishing the Company with technical advice and expertise as reasonably requested that falls within the range of knowledge and experience of Executive;

c. providing technical support for the Company’s military customers, sub-contractors and client accounts and for potential new government procurement accounts, and to assist the Company, when requested, regarding product assembly, production and operational matters for the Company’s military sales and government procurement contracts;

d. maintaining and enhancing the Company’s relationships with existing customers where Executive has knowledge, experience and previous business relationships with such customers, and business partners;

e. providing technical support, advice and assistance to the Company, its representatives and legal counsel with respect to the Company’s intellectual property assets and protection or defense of the Company’s patents and intellectual property rights; and

f. assisting the Company’s Chief Executive Officer and its executive management team in carrying out the Company’s marketing, product development and business plans.

The parties hereto acknowledge and agree that the duties of Executive set forth in this Section will be performed solely by Executive for the Company.  Executive may not substitute any other person or entity to perform his duties under this Agreement, without the Company’s consent.

6. Consulting Fees; Expense Reimbursement.  The Company agrees to pay Executive, for the consulting services provided by Executive, a consulting fee of $100,000 per year during the Consulting Period, payable in equal monthly installments on the first day of each month commencing on August 5, 2010.  Executive shall also be entitled to be reimbursed for any out-of-pocket costs incurred in performing such duties provided that such expenses are approved in accordance with the Company’s standard policies and are reasonably substantiated.  No reimbursement will be made to Executive for the costs of transportation to the Company’s corporate offices in Clearwater, Florida from Executive’s principal residence.

7. No Other Benefits.  This Agreement shall not entitle Executive to any rights or benefits afforded to the Company’s employees, or to participate in any medical, dental or other health plan, disability insurance, unemployment insurance, worker’s compensation, pension plan, profit-sharing plan or life insurance plan that the Company may have adopted or maintained or may hereafter adopt or maintain.  Executive shall not be entitled to receive from the Company any sick pay or vacation pay.  Executive is responsible for providing, at Executive’s own expense, worker’s compensation and other required insurance, as well as all licenses and permits, necessary for Executive to perform services hereunder.

8. Tax Matters and Section 409A Compliance.

a. Withholding. Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.

b. Section 409A. This Agreement is intended to comply with, or otherwise be exempt from Section 409A of the Code, and any regulations and Treasury guidance promulgated thereunder (“Section 409A”).

(i) Notwithstanding any provision to the contrary in this Agreement, if Executive, at the time of his termination of employment or service which constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation from Service”), is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(ii) To the extent that any reimbursements provided to Executive under the Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(iii) Executive’s right to receive any installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(iv) Notwithstanding anything in the Agreement to the contrary, any compensation or benefits payable under the Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A and which are designated under the Agreement as payable upon the Executive’s termination of employment shall be payable only upon Executive’s Separation from Service.

c. Additional Amendments. The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A.

9. Independent Contractor Status.  Executive shall, at all times, and for all purposes, be deemed an independent contractor with respect to the Company.  Accordingly, Executive and the Company acknowledge the following:

a. Executive shall not be deemed to be employed by the Company for purposes of the Federal Social Security Act or any federal or state law concerning employment, compensation for employment services rendered or insurance for injuries sustained in the performance of his services, and Executive shall be required to file all tax forms required of an independent contractor and shall be solely responsible for the payment and reporting of any taxes due on whatever remuneration is paid by the Company to Executive hereunder; and

b. Executive is engaged in his own independent business; accordingly, Executive shall not be eligible for, or participate in, any pension, health or other fringe benefit plan or stock option plan of the Company.

10. Covenants by Executive.  Executive agrees that:

a. He will not seek or accept a nomination to the Board at the Company’s 2010 annual meeting of its stockholders;

b. During the Consulting Period, Executive agrees to be bound by the Company’s Code of Ethics and Code of Conduct as currently in effect.  In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Company’s Code of Ethics and Code of Conduct, the terms of this Agreement shall control; and

c. During the Consulting Period, Executive agrees to refrain from any disparaging or negative statements or comments about the Company and its employees, officers, and directors, including, without limitation, the business, products, intellectual property, financial standing, or employment/compensation/benefit practices of the Company, and the Company agrees to refrain from any disparaging or negative statements or comments about Executive; provided that the foregoing shall not be construed to prevent either party from testifying truthfully before any court, tribunal or other legal proceeding. Executive understands that the Company’s non-disparagement obligations under this section extend only to the Company’s Board of Directors and officers that report directly to the Chief Executive Officer and only for so long as each individual is an employee or director of the Company.

11. Conflict of Interest; Confidentiality.  During the term of the Agreement, Executive agrees not to participate in any other consulting services for another person, firm or entity that competes with the Company’s electrical safety products, military and government products, engine generator set control products, voltage regulators, inverters, battery charger products and any products or services manufactured, marketed or promoted by the Company during the term of this Agreement.  In addition, Executive shall not communicate or divulge to, or use for the benefit of, any individual, association, partnership, trust, corporation or other entity except the Company, any proprietary information of the Company received by the Executive by virtue of performing his duties under this Agreement, without first being in receipt of the Company’s written consent to do so.  The restrictions on the Executive’s disclosure of the Company’s proprietary information set out herein do not apply to such information which (i) is now, or which hereafter, through no act or failure to act on the part of the Executive, becomes generally known or available to the public; or (ii) is required to be disclosed by a court of competent jurisdiction or by an administrative or quasi-judicial body having jurisdiction over the subject matter after the Executive has given the Company reasonable prior notice of such disclosure requirement.

12. No Authority to Bind the Company.  The Executive has no authority to enter into any contract or agreement on behalf of the Company.

13. Injunctive Relief; Certain Acknowledgments.  Executive acknowledges and agrees that the services to be rendered by the Executive under this Agreement and the rights and privileges granted to the Company under the Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Executive of any of the provisions of this Agreement will cause the Company irreparable injury and damage.  Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreement.  These injunctive remedies are cumulative and in addition to any other right or remedy allowed by law.

14. Intent of Parties; Survival.  The covenants of the Executive contained in Sections 10 and 11 of this Agreement shall be construed as agreements independent of any other provision of Executive’s engagement and the existence of any claim of the Executive against the Company shall not constitute a defense to the enforcement by the Company of any covenant contained in such sections.  The covenants contained in this Agreement shall survive termination, expiration, non-renewal or cancellation of this Agreement.

15. Termination.

a.           General.                      The Executive can terminate this Agreement if the Company has failed to pay the compensation payable under of this Agreement and such failure continues for thirty (30) days after the date that the Executive has provided written notice of such default to the Company without the Company curing such default.  If the Company terminates Executive’s service on behalf of the Company for “Cause” (as defined below) or Executive terminates this Agreement prior to the termination of the Consulting Period, Executive shall only be entitled to receive payment of any consulting fees and any other payments required to be paid through the date of such termination.

b.           Death or Disability.  In the event of death or disability of Executive, the Company agrees to pay the consulting fees payable under this Agreement for a period of  ninety (90) days after the date of death or disability (as defined below) as if his engagement as a consultant continued through the period such payments are made.

c.           Termination for Cause.  For purposes of this Agreement, “Cause” shall mean (i) the willful and continued failure of Executive to perform his duties or covenants under this Agreement; or (ii) Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.  For purposes of this Agreement, the term “Disability” shall mean the Executive’s inability to perform his duties under this Agreement for a period of ninety (90) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive.

16. Indemnification.  The Company shall indemnify and hold Executive harmless for any conduct within the course and scope of his duties as an employee, director, officer or consultant of the Company consistent with the Company’s obligations under applicable law, the Company bylaws and governance documents.  In addition, during the Consulting Period, the Company agrees to continue Executive’s coverage under all indemnification insurance policies under which the Company’s officers and directors are covered.

17. Miscellaneous Provisions.

a. Cooperation.  Executive agrees to promptly do such acts, and execute, and deliver all such papers, including but not limited to resignation from the board of directors, as may be necessary or desirable in the sole discretion of the Company to reflect Executive’s retirement.  Executive further agrees to provide his best efforts to cooperate in any investigation or legal proceeding if requested to do so by the Company, and agrees to exercise his best care and efforts to protect the best interests of the Company (and its affiliates) to the extent he is requested to participate in any such investigation or proceeding.  Executive further agrees not to voluntarily cooperate or participate in any investigation or legal proceeding on behalf of any person or entity adverse to the Company (or its affiliates) without first being required by legal process to do so.  In the event Executive’s participation or cooperation is requested regarding any matter or issue in any way relating to the Company (or its affiliates), Executive agrees to provide immediate notification to the Company’s Chief Executive Officer.

b. Notices.  All notices under this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, sent by certified mail, overnight delivery service, facsimile or e-mail and addressed to the location set forth in the preamble to this Agreement or to such other address as any party may have designated by like notice furnished to all other parties hereto.  All notices, except change of address, shall be deemed effective when deposited in the U.S. mail, received by an overnight carrier or other delivery service or, when sent by facsimile or e-mail, when confirmation of delivery is obtained by the sender.  Notices of change of address shall be deemed given when received.

c. Entire Agreement.  This Agreement sets out the entire agreement between the parties hereto on the subject matter hereof and supersedes and replaces any and all prior agreements, understandings or arrangements between the parties, written or oral, with respect to the subject matter hereof.

d. Amendments; Waivers.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the parties to this Agreement.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

e. Headings; Counterparts.  The headings of this Agreement are inserted for purposes of convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall, together, constitute one and the same instrument.  The exchange of copies of this Agreement and any ancillary agreements, and of signature pages, by facsimile transmission shall constitute effective execution and delivery of this Agreement or the ancillary agreements, as applicable, as to the parties and may be used in lieu of the original Agreement or ancillary agreements, as applicable, for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their originals for all purposes.

f. Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

g. Assignment.  This Agreement, including, but not limited to the agreements contained in Sections 10 and 11 regarding confidentiality, shall be assignable by the Company without the prior written consent of the Executive.  This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company, including any successor or assign to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise.  This is a personal service contract which shall not be assignable by the Executive.

h. Arbitration.  Any dispute or disagreement arising out of this Agreement or claimed breach, except that which involves a right of injunctive relief, shall be resolved by arbitration in Clearwater, Florida, under the rules of the American Arbitration Association.  The arbitrator’s decisions shall be final and binding upon the parties and judgment may be entered in any court.

i. Choice of Law; Venue; Jurisdiction.  The undersigned expressly agree, to the extent not otherwise barred by applicable law, that all terms and provisions hereof shall be governed, interpreted and construed in accordance with the laws of the State of Florida, and that venue, for all purposes, shall lie in Pinellas County, Florida.  The parties further agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this Agreement is one for performance in Florida.  The parties to this Agreement hereby agree that each waives any objection, whether constitutional, statutory or otherwise, to a Florida court taking jurisdiction of any dispute between them.  By entering into this Agreement, each party understands that he or it might be called upon to answer a claim asserted in a Florida court.

j. Legal Fees and Costs.  If a legal action is initiated by any party to this Agreement against the other party arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, any and all fees, costs and expenses reasonably incurred by each successful party or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the obligation of and shall be paid or reimbursed by the unsuccessful party.

k. Waiver. The waiver by the Company of a breach of this Agreement shall not be construed as a waiver of any subsequent breach by the Executive. The refusal or failure of the Company to enforce the restrictive covenants contained herein or contained in any other similar agreement against any other employee, agent, or independent contractor of the Company, for any reason, shall not constitute a defense to the enforcement of this Agreement by the Company against the Executive, nor shall it give rise to any claim or cause of action by such Executive against the Company.

l. Acknowledgments.   Executive acknowledges that he has been provided with a copy of this Agreement for review prior to signing it, that the Company has encouraged the Executive to have this Agreement reviewed by his attorney prior to signing it and that the Executive understands the purposes and effects of this Agreement.

m. Execution of Additional Documents.  Each party hereto agrees to execute and deliver such documents as may be necessary or desirable to carry out the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of this 24th day of May, 2010.

[SIGNATURES FOLLOW ON NEXT PAGE]

749175.3

TECHNOLOGY RESEARCH CORPORATION

By:           /s/ Owen Farren
Name:      Owen Farren
Title:        Chief Executive Officer

EXECUTIVE

/s/ Raymond B. Wood
Raymond B. Wood

749175.3

EXHIBIT “A”

Mutual Release of Claims

This Mutual Release of Claims (this “Release”) is entered into in connection with the Retirement and Consulting Agreement effective as of May 24, 2010 (the “Agreement”) between Raymond B. Wood (the “Executive”) and Technology Research Corporation (the “Company”).

1. Except for claims arising out of the promises contained in the Agreement, any and all Claims (as defined below), which Executive may have against the Company and which the Company may have against Executive arising out of Executive’s employment with the Company or the termination of that employment, are fully and completely settled, and all liability or potential liability arising out of any such Claim is hereby released. “Claims”, as used in this Release, shall include but not be limited to those based upon or arising out of any alleged violation of Executive’s civil rights, wrongful discharge, breach of contract, tort, common law, statutory and constitutional claims, or any state, local or federal statute (including, but not limited to, the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; the Fair Labor Standards Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act; the Sarbanes-Oxley Act of 2002; the Family and Medical Leave Act; and any other law prohibiting race, sex, sexual orientation, age, national origin, religion, disability, or discrimination or harassment.

2. Executive voluntarily accepts the consideration cited herein, as sufficient payment for the full, final and complete release stated herein, and agrees that, with the exception of this Agreement between the parties to be effective on the Retirement Date of this Agreement, no other promises or representations have been made to Executive by the Company or any other person purporting to act on behalf of the Company, except as expressly stated herein.

3. Executive understands that this is a full, complete, and final release of the Company. As evidenced by the signature below, Executive expressly promises and represents to the Company that he has completely read the Agreement and understands its terms, contents, conditions, and effects.

4. Executive is advised to consult with an attorney prior to executing this Agreement.

5. In addition to the release set forth above, Executive voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act (the “ADEA”). This waiver is given only in exchange for consideration set forth in the Agreement that is in addition to anything of value to which Executive is entitled. This waiver does not waive rights or claims that may arise under the ADEA after the date of execution of this Release. Executive acknowledges that:

a. Executive is being given a period of twenty-one (21) days within which to consider this Release; and

b. to the extent Executive executes this Release before the expiration of the 21-day period, Executive does so knowingly and voluntarily.

In order to cancel and revoke this Release, Executive must deliver to the Company a written notice of cancellation and revocation within seven (7) days after the Agreement is signed. Notwithstanding anything to the contrary in this Release, any rights to indemnification for third-party claims to which Executive is entitled in his capacity as an officer or director of the Company shall be unaffected by this Release.

EXECUTIVE

By:  /s/ Raymond B. Wood
Raymond B. Wood

TECHNOLOGY RESEARCH CORPORATION

By:  /s/ Owen Farren
Name:   Owen Farren
Title:     Chief Executive Officer

749175.3

EXHIBIT “B”

Unvested Stock Options and Restricted Stock Awards

Grant Date                                Grant Type                Grant Price                     No. of Shares

8/13/07                                        ISO                                3.43                                  3,333
9/11/07                                        ISO                                3.57                                  1,945
3/6/2008                                      N-Q                                2.94                                  3,333
12/15/08                                      N-Q                                1.70                                  5,000
12/15/08                                      RS                                  1.70                                  2,500

749175.3